Exhibit 99.1

                                                              NEWS ANNOUNCEMENT


FOR IMMEDIATE RELEASE

CONTACTS:
Michael Doyle
Vice President and Chief Financial Officer
MDoyle@EasyLink.com
800-828-7115

          EASYLINK REPORTS SECOND QUARTER 2006 RESULTS; NET REVENUES OF
           $18.9 MILLION REFLECT 2% GROWTH OVER FIRST QUARTER RESULTS

PISCATAWAY, N.J. - August 9, 2006. EasyLink Services Corporation (NASDAQ: EASY), a leading global provider of outsourced business process automation services that transform manual and paper-based business processes into efficient electronic processes, reported financial results for the second quarter ended June 30, 2006.

Revenues for the second quarter of 2006 were $18.9 million as compared to $18.5 million for the first quarter of 2006 and $20.1 million for the second quarter of 2005. Gross margin was 58% in the second quarter of 2006 as compared to 60% in the first quarter of 2006 and 65% in the second quarter of 2005 Net loss was $89,000 or approximately breakeven on a per share basis as compared to a net loss of $376,000, or $.01 per share for the first quarter of 2006 and net income of $766,000 or $.02 per share for the second quarter of 2005. The 2005 period costs were reduced by $650,000 in credits from the settlement of claims against Verizon Business (previously known as MCI).

The Company further reported that it achieved earnings before interest, taxes, depreciation and amortization ("EBITDA") of $941,000 in the second quarter of 2006, as compared to EBITDA in the first quarter of 2006 of $762,000 and EBITDA in the second quarter of 2005 of $2.7 million. A reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure, operating cash flows, together with a reconciliation to net income or loss for all periods presented, is attached. The Company considers EBITDA to be a financial indicator of its operational strength, its ability to service debt, and its capacity to make new investments in its services.


The Company's cash and cash equivalents balance of $6.3 million at the end of the second quarter increased by $2.2 million from March 31, 2006. During the second quarter the Company raised $5.4 million in an equity financing. $3.0 million of the proceeds were used to prepay a portion of debt with Wells Fargo as required by our credit agreement with Wells Fargo and the balance of $2.4 million is for working capital purposes. Subsequent to June 30, 2006 the Company entered into a new credit facility with CAPCO Financial Co. a division of Greater Bay Bank and paid off its loan balance with Wells Fargo. This new credit facility has a lower interest rate than the Company's previous credit facility with Wells Fargo and has less restrictive covenants. For the quarter ended June 30, 2006, net cash from operating activities improved to $709,000 from a negative $66,000 for the previous quarter ended March 31, 2006.

Thomas Murawski, Chairman, President and Chief Executive Officer of EasyLink, said, "Our business fundamentals continued to gain momentum as 2006 progresses. The second quarter was an important milestone for us as our first with total company revenue growth versus the previous quarter. We also expect to deliver solid TMS revenue growth in the third quarter as we continue to experience TMS account growth including that from a recently executed software license arrangement completed in the second quarter. Our team showed tremendous creativity and flexibility during the quarter in landing this major sale with a Fortune 20 company that EasyLink delivered as a software solution rather than as a service. These achievements reflect better execution company-wide, with significant improvements in Transaction Delivery Services revenue retention in the quarter and continued revenue growth in Transaction Management Services. All of these factors point to the fundamental strength of our sales team and our value proposition."

Murawski added: "On the expense side, we've made great progress in our data center consolidation and expense reduction program and are just beginning to see the financial benefits in terms of reduced operating expenses. We expect additional expense reductions to occur in the third and fourth quarters resulting in higher operating margins and, based on the revenue forecast, ongoing gross margins of 60% or better. These fundamental improvements in our business are expected to result in earnings and cash-flow improvements which should continue into 2007. We believe that these improving metrics were also a factor in our ability to close $5.4 million in new equity financing during the quarter and to complete a subsequent debt refinancing in July, both of which significantly added to our financial flexibility. We recently announced plans for a reverse stock split. This action, which is subject to stockholder approval, should enable us to regain full compliance with NASDAQ rules and stay listed at a time when our fundamentals are getting better. In the fourth quarter we expect year over year quarterly revenue growth which would also be a first since we became Easylink Services. This, combined with improving fundamentals, makes the outlook for sustainable profitability in 2007 and beyond much more favorable."

For the second quarter of 2006 in comparison to the first quarter of 2006 and the second quarter of 2005, revenues (in thousands) for the Company's services were as follows:

                                                                  %                           %
                                   2nd Quarter   1st Quarter   Increase/    2nd Quarter     Increase/
                                       2006         2006       (Decrease)      2005       (Decrease)
                                   -----------   -----------   ----------   -----------   ----------
Transaction Management Services    $   4,912     $     4,602     6.7%       $     4,001      22.8%

Transaction Delivery Services      $  13,940     $    13,859     0.6%       $    16,069     (13.3%)
                                      ------          ------    -----            ------   ---------
                                   $  18,852     $    18,461     2.1%       $    20,070      (6.1%)


Business Outlook

The following statements are forward looking and actual results may differ materially due to factors noted at the end of this release, among others.

EasyLink expects the following performance for the third quarter of 2006:

o Third quarter revenues in the range of $18.8 to $19.1 million with TMS revenues in the range of $6.0 to $6.1 million and TDS revenues in the range of $12.8 to $13.0 million.
o Net income results for the third quarter are expected to be in the range of break even to a net loss of $.01 per share. Our third quarter results will be adversely impacted by one time charges related to bank fees associated with our debt refinancing totaling $.5 million before income taxes.

For the fourth quarter:

o    Fourth quarter revenues in the range of $19.1 to $19.3 million.
o Fourth quarter net income per share in the range of $.02 to $.03 per share. Because we anticipate completing our data center consolidation and expense reduction programs in the third quarter, we expect improving gross margin and operating income for the fourth quarter.

For the year 2006:

o    Revenues are expected to be in the range of $75 to $76 million.
o Net income per share is expected to be in the range of breakeven to $.02 per share.


Quarterly Conference Call

EasyLink will host its quarterly conference call today at 10:30 a.m. EST. Listeners should call five minutes prior to the start of the call to 800/340-8363 and the reservation number is 3206757. The call will also be broadcast over the Internet. Online listeners should visit the investor relations' pages of the EasyLink Web site, www.EasyLink.com, or www.streetevents.com prior to the start of the call for login information. If you are unable to participate, the online archive of the broadcast will be available on the investor relation's pages of www.EasyLink.com within two hours of the live call through Friday, August 25th at 11:00 p.m. EST. You can also access the replay by calling 800/642-1687 and entering the reservation number 3206757.

About EasyLink Services Corporation

EasyLink Services Corporation (NASDAQ: EASY), headquartered in Piscataway, New Jersey, is a leading global provider of outsourced business process automation services that enable medium and large enterprises, including 60 of the Fortune 100, to improve productivity and competitiveness by transforming manual and paper-based business processes into efficient electronic business processes. EasyLink is integral to the movement of information, money, materials, products and people in the global economy, dramatically improving the flow of data and documents for mission-critical business processes such as client communications via invoices, statements and confirmations, insurance claims, purchasing, shipping and payments. Driven by the discipline of Six Sigma Quality, EasyLink helps companies become more competitive by providing the most secure, efficient, reliable, and flexible means of conducting business electronically. For more information, please visit www.EasyLink.com.

This news release may contain statements of a forward-looking nature relating to future events or financial results of EasyLink Services Corporation. Investors are cautioned that such statements are only predictions and actual events or results may differ materially. In evaluating such statements, investors should specifically consider the various factors that could cause actual events or results to differ materially from those indicated from such forward-looking statements. These include: the need to raise additional capital; the ability to service our remaining indebtedness; the ability to continue as a going concern being dependent upon the ability to generate sufficient cash flow to meet our obligations on a timely basis, to obtain additional financing or refinancing as may be required, and to achieve and maintain profitable operations; significant leverage; the ability to attract additional customers or to expand services sold to existing customers; the ability to successfully implement our business strategy; the ability to commence service for new customers on a timely basis and to ramp usage by such customers in accordance with our expectations; significant competition; the risks inherent in integrating the EasyLink business; and the risk of being delisted from NASDAQ, including the risk that the Company may be unable to regain compliance with the $1 minimum bid price requirement on the NASDAQ Capital Market by the expiration of the additional 180 day grace period which would expire on August 21 , 2006 or may be unable to maintain compliance with all of the other continued listing requirements of the NASDAQ Capital Market. These and other risks and uncertainties are described in more detail in the Company's filings with the Securities and Exchange Commission.

                          EASYLINK SERVICES CORPORATION

                      Condensed Consolidated Balance Sheets
                                 (in thousands)


                                                                                 June 30, 2006        Dec. 31, 2005
                                                                                   (unaudited)
ASSETS
     Cash and cash equivalents                                                  $       6,265        $       6,282
     Accounts receivable, net                                                          12,033               11,416
     Other current assets                                                               2,551                2,653
                                                                                      -------              -------
        Total current assets                                                           20,849               20,351

     Property and equipment, net                                                        9,711               10,252
     Goodwill and other intangible assets, net                                         11,992               12,477
     Other assets                                                                         876                  895
                                                                                -------------        -------------


     TOTAL ASSETS                                                               $      43,428        $      43,975
                                                                                =============        =============

LIABILITIES AND STOCKHOLDERS' EQUITY
     Accounts payable                                                           $       5,735        $       6,464
     Accrued expenses                                                                  10,085               10,432
     Loans and notes payable                                                            5,400               10,550
     Other current liabilities                                                          3,083                2,395
                                                                                      -------              -------
        Total current liabilities                                                      24,303               29,841

     Long term liabilities                                                              1,574                1,753
                                                                                      -------              -------

     TOTAL LIABILITIES                                                                 25,877               31,594


      Total stockholders' equity                                                       17,551               12,381
                                                                                      -------              -------

     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                 $      43,428        $      43,975
                                                                                =============        =============

                 -Statements of operations and cash flow follow-

                          EASYLINK SERVICES CORPORATION
                 Condensed Consolidated Statements of Operations
                    (in thousands, except per share amounts)

                                  (Unaudited)

                                                                           THREE MONTHS ENDED
                                                                                JUNE 30,
                                                                  -----------------------------------
                                                                       2006                    2005
                                                                       ----                    ----
Revenues                                                          $    18,852             $    20,070

Cost of revenues                                                        7,895                   6,986
                                                                  -----------             -----------

Gross profit                                                           10,957                  13,084

Operating expenses:
     Sales and marketing                                                4,503                   4,865
     General and administrative                                         4,623                   4,574
     Product development                                                1,736                   1,698
     Amortization of other intangibles                                     43                     517
                                                                  -----------             -----------
              Total operating expenses                                 10,905                  11,654
                                                                  -----------             -----------

Income from operations                                                     52                   1,430

Other income (expense), net                                               (65)                   (374)
                                                                  ------------            ------------

Income (loss) before income taxes                                         (13)                  1,056

Provision for income taxes                                                 76                     290
                                                                  -----------             -----------

NET INCOME (LOSS)                                                 $       (89)            $       766
                                                                  ============            ===========


BASIC AND DILUTED NET INCOME (LOSS) PER SHARE                     $    (0.00)             $      0.02
                                                                  ===========             ===========


Weighted average basic shares outstanding                              52,444                  44,466
                                                                  ===========             ===========

Weighted average diluted shares outstanding                            52,444                  44,665
                                                                  ===========             ===========


                          EASYLINK SERVICES CORPORATION
                 Condensed Consolidated Statements of Operations
                    (in thousands, except per share amounts)

                                  (Unaudited)

                                                                            SIX MONTHS ENDED
                                                                                JUNE 30,
                                                                  ------------------------------------
                                                                       2006                    2005
                                                                       ----                    ----
Revenues                                                          $    37,313             $    40,448

Cost of revenues                                                       15,358                  14,756
                                                                  -----------             -----------

Gross profit                                                           21,955                  25,692

Operating expenses:
     Sales and marketing                                                9,059                   9,994
     General and administrative                                         9,392                  10,184
     Product development                                                3,482                   3,398
     Separation agreement costs                                           ---                   2,312
     Amortization of other intangibles                                    402                   1,035
                                                                  -----------             -----------
              Total operating expenses                                 22,335                  26,923
                                                                  -----------             -----------

Loss from operations                                                     (380)                 (1,231)

Other income (expense), net                                              (357)                   (641)
                                                                  ------------            ------------

Loss before income taxes                                                 (737)                 (1,872)

Provision (credit) for income taxes                                      (273)                    105
                                                                  ------------            -----------

NET LOSS                                                          $      (464)            $    (1,977)
                                                                  ============            ============


BASIC AND DILUTED NET LOSS PER SHARE                              $    (0.01)             $     (0.04)
                                                                  ===========             ===========


Weighted average basic shares outstanding                              48,894                  44,354
                                                                  ===========             ===========

Weighted average diluted shares outstanding                            48,894                  44,354
                                                                  ===========             ===========


                          EASYLINK SERVICES CORPORATION
            Unaudited Condensed Consolidated Statements of Cash Flows
                                 (in thousands)

                                   (Unaudited)

                                                                                       SIX MONTHS ENDED JUNE 30,
                                                                                       -------------------------
                                                                                          2006            2005
                                                                                          ----            ----
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                                                  $(464)        $(1,977)
Adjustments to reconcile net loss to net cash used in
  operating activities:
     Depreciation                                                                         1,421           1,715
     Amortization of intangible assets                                                      485           1,182
     Issuance of shares as matching contributions to employee
          benefit plans                                                                     218             247
    Separation agreement costs                                                              ---           2,312
     Other                                                                                   90             (66)
Changes in operating assets and liabilities:
     Accounts receivable                                                                   (650)           (589)
     Prepaid expenses and other assets                                                       86             336
     Accounts payable, accrued expenses and other liabilities                              (543)         (3,908)
                                                                                           -----         -------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES-CONTINUING OPERATIONS                   643            (748)
NET CASH PROVIDED BY OPERATING ACTIVITIES - DISCONTINUED OPERATIONS                                         400
                                                                                           -----         -------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                                         643            (348)
                                                                                           -----         -------

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment                                                        (812)         (3,089)
                                                                                           -----         -------

NET CASH USED IN INVESTING ACTIVITIES                                                      (812)         (3,089)
                                                                                           -----         -------

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds (repayment) of bank loan advances                                                 (950)            950
Principal payments of notes payable                                                      (4,200)         (2,625)
Proceeds from issuance of stock                                                           5,405             ---
Other                                                                                       (25)           (175)
                                                                                           -----         -------

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                                         230          (1,850)
                                                                                           -----         -------

EFFECT OF FOREIGN EXCHANGE RATE CHANGES
 ON CASH AND CASH EQUIVALENTS                                                               (78)            143
                                                                                           -----         -------

NET DECREASE IN CASH AND CASH EQUIVALENTS                                                   (17)         (5,144)

Cash and cash equivalents at beginning of the period                                      6,282          12,216
                                                                                          ------         -------

CASH AND CASH EQUIVALENTS AT END OF THE PERIOD                                           $6,265          $7,072
                                                                                         =======         =======


                          EASYLINK SERVICES CORPORATION
            Reconciliation of Non GAAP Financial Information to GAAP
                                 (in thousands)


                                                                                      THREE MONTHS ENDED JUNE 30,
                                                                                      ---------------------------
                                                                                          2006             2005
                                                                                          ----             ----

Net income (loss)                                                                          $(89)        $   766
Add:
Depreciation                                                                                694             767
Amortization of intangible assets                                                            83             590
Interest expense, net                                                                       177             307
Income taxes                                                                                 76             290
                                                                                      ---------         -------

EBITDA                                                                                      941           2,720

Interest expense, net                                                                      (177)           (307)
Income taxes (credits)                                                                      (76)           (290)

Add (subtract):
       Other non-cash items                                                                 174          (2,392)
       Changes in operating assets and liabilities                                         (153)            885
                                                                                      ---------         -------

Net cash provided by operations                                                       $     709         $   616
                                                                                      =========         =======



                                                                                        SIX MONTHS ENDED JUNE 30,
                                                                                          2006             2005
                                                                                          ----             ----

Net loss
                                                                                          $(464)     $   (1,977)
Add:
Depreciation                                                                              1,421           1,715
Amortization of intangible assets                                                           485           1,182
Interest expense, net                                                                       534             605
Income taxes (credits)                                                                     (273)            105
                                                                                      ----------        -------

EBITDA                                                                                    1,703           1,630

Interest expense, net                                                                      (534)           (605)
Income taxes (credits)                                                                      273            (105)

Add (subtract):
       Separation agreement costs                                                           ---           2,312
       Other non-cash items                                                                 308             181
       Changes in operating assets and liabilities                                       (1,107)         (4,161)
                                                                                      ---------         -------

Net cash provided by (used in) continuing operations                                  $     643         $  (748)
                                                                                      =========         =======
